Exhibit 10.11

5 Penn Plaza, 14th Floor, New York, NY 10001, USA Tel (646) 731 1000 Fax (646) 674 1390 www.majescomastek.com	[LOGO]

September 4, 2013

Mr. Ketan Mehta

3208 Glenhurst Court

Plano, TX 75093

Dear Ketan,

We are pleased to inform you that the Board of MajescoMastek has decided to revise your Annual Base salary effective July 1, 2013 to USD 300,000. You will continue as the President and Chief Executive Officer of MajescoMastek and its North American subsidiaries.

This letter reiterates the terms and conditions applicable as follows:

1.  Duties and Responsibilities

The President and Chief Executive Officer (“CEO”) is responsible for leading the development and execution of the Company’s strategy with a view to creating shareholder value. The CEO’s leadership role also entails being ultimately responsible for all management decisions and for implementing the Company’s long and short term plans.

Specific duties and responsibilities include the following:

•	to lead the development of the Company’s strategy;
•	to lead and oversee the implementation of the Company’s long and short term plans in accordance with its strategy
•	to build and advocate the Company’s culture and value system

2.	Bonus and Benefits

In addition to the Annual Base salary of USD 300,000, you will also be eligible for Bonus, on Annual Base Pay, as determined by the Board of Directors of the Company. The Bonus will be paid annually after the financial year end.

3.	Benefits:

In addition you will be entitled to the following benefits offered by MajescoMastek per the rules of the Company and consistent with the package offered to other MajescoMastek staff:

a.	Medical, Dental and Vision Health Insurance
b.	Life, Accidental Death and Dismemberment
c.	Short-term and Long-term Disability Insurance
d.	Eighteen days earned paid vacation per year plus holidays

4.	Other Terms and Conditions:

a.	The Agreement may be terminated by either party by giving six months’ notice to the other party. In the event this agreement is terminated by the Company, you shall be entitled to Notice pay, which would be equivalent to six month’s Annual Base salary.

b.	You shall not divulge to any person any trade secrets or any information concerning the business or finances of the Company.

c.	While you are employed by the Company, you will not, without the Company’s express prior written consent, either directly or indirectly provide services to, or assist in any manner, any business or third party that competes with the current or planned business of the Company including all Mastek Group entities. You further agree that during the period of your employment with Company and for a period of one (1) year after termination of your employment with the Company for any reason, you will not directly or indirectly, or in any capacity, individually or in any corporation, firm, association or other business entity, compete or attempt to compete with Company, any parent, subsidiary, or affiliate of Company, or any corporation merged into, or merged or consolidated with Company by soliciting business from or performing services for any customer, prospective customer, broker, client, and/or strategic partner of the Company with which you were involved or assigned (directly or indirectly) or learned about during your period of employment with the Company.

d.	During your employment with the Company and for a period of one (1) year after the date of termination of your employment with the Company for any reason, you will not directly or indirectly solicit or attempt to solicit for employment or to retain as an independent contractor any person currently employed or engaged by the Company or any person who was previously employed or engaged by the Company during a period of one (1) year immediately preceding such solicitation for your own benefit or for the benefit of any other person or entity. You further agree that, should you be approached by a person who is or has been an employee of the Company during a period of one (1) year immediately preceding termination of your employment with the Company for any reason, you will not offer to nor employ or retain as an independent contractor any such person for a period of one (1) year following the termination of your employment with the Company for any reason.

e.	All disputes and difference between the parties hereto shall be referred to arbitration of a sole arbitrator appointed by the parties, and all proceedings of such arbitration shall be subject to the provisions of New York Law. This Agreement shall be subject to the jurisdiction of the Courts in New York only.

We look forward to your leadership in making MajescoMastek pre-eminent global software

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and IT Solutions Company.

Please sign and return this letter to acknowledge your acceptance.

Ashank Desai	/s/ Ashank Desai
Director
MajescoMastek

Received and Accepted:	/s/ Ketan Mehta
Mr. Ketan Mehta

Date:    09-11-13

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